EXHIBIT 99.1


                             N E W S   R E L E A S E


                2582 Taft Court, Lakewood, Colorado 80215, USA
                      PH:(303) 232-0292 FAX:(303) 232-0399


          FISCHER-WATT CLOSES SECOND TRANCHE OF ITS MEXICAN ASSET SALE


Denver, CO - April 11, 2007 - Fischer-Watt Gold Company, Inc. (OTCBB:FWGO) has completed the second tranche of the three tranche sale of its 65% ownership interest in its Mexican subsidiary, Minera Montoro, S.A. de C.V. At the closing of this second tranche Fischer-Watt received $745,000 from Rogue River Resources Corp. for 31% of its share ownership in Minera Montoro.

Fischer-Watt will receive a further $745,000 at the third closing, at which point Fischer-Watt will have sold its entire interest in Minera Montoro. The Company will, however, retain a 1% Net Smelter Return royalty on production from the porphyry portion of the deposit on the La Balsa property in the State of Michoacan. The agreed-to transaction date for completing the remaining buy-out is April 30th, 2007, but the agreement has provision to extend the closing date by up to 60 days.

Fischer-Watt has paid the required Mexican income taxes of approximately $360,000 on the receipts from these first two tranches. In addition, an outstanding debt to The Astra Ventures Inc., a related party, has been reduced by about $576,000.

"Fischer-Watt is finally making significant financial strides forward and has now generated an ability to fund its exploration programs on its two gold properties in Arizona and Nevada" said Peter Bojtos, President and CEO. Permits and other regulatory approvals are presently being applied for in order to carry out exploration work on these two properties in the coming months.

Statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:
Mr. Peter Bojtos  P.Eng.
President and Chief Executive Officer.
Fischer-Watt Gold Company, Inc.
303-232-0292
Email: info@fischer-watt.com